Exhibit 10.20.3

AMENDMENT TO

CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is made and entered into this 10th day of June 2011 and effective as of January 1, 2011, by and between Cleveland BioLabs, Inc., a Delaware corporation (the “Company” or “CBLI”) and Andrei Gudkov, Ph.D., D. Sci., (“Consultant”).

WITNESSETH

WHEREAS, the Company and Consultant entered into a Consulting Agreement dated January 1, 2010 (the “Agreement”);

WHEREAS, the Company desires to provide certain benefits to the Consultant if the Agreement is terminated following a Change of Control (as that term is defined below) of the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The first sentence of Paragraph 3 is hereby deleted in its entirety and replaced with the following:

3. The Consultant will be paid a monthly rate of $11,352 each month beginning in January 2011 (the “Base Compensation”). The Base Compensation may be increased from time to time as recommended by the Compensation Committee of the Company’s Board of Directors.

2. Paragraph 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.	Termination.

(a) The Company may terminate the Agreement, effective immediately upon receipt of written notice, but only if the Consultant (a) breaches or threatens to breach any provision of Section 8, (b) engages in any malfeasance, misconduct, or conduct likely to cause reputational harm to the Company, (c) enters into a relationship with any third party which creates a conflict of interest with his Consulting Services for the Company, (d) fails to perform or otherwise neglects his duties hereunder after written notice from the Board of Directors of CBLI (“Board”), or (e) dies or becomes physically or mentally disabled such that, in the Board’s reasonable judgment, he cannot perform the duties contemplated hereunder, and any such termination under (a), (b), (c), (d) or (e) shall be deemed a “for cause” termination. Either party may terminate the Agreement, without cause, upon 14 days’ notice in writing to the other party.

(b) Following termination by either party for any reason, the Company shall pay all fees owing for services rendered prior to the termination date, as such fees become payable.

(c) If the Company terminates the Agreement without “cause” within the one year period following a Change of Control of the Company, the Company shall pay to the Consultant (i) an amount equal to two point five (2.5) times the fees provided for in Section 3, determined on an annualized basis (the “Severance Pay”), and (ii) the amount of the bonus that the Consultant would have received for the year in which the termination occurs under the Executive Compensation Plan as determined by the Compensation Committee of the Board provided the Consultant and the Company, as applicable, achieved the targeted annual performance objectives set forth in the Executive Compensation Plan for the year in which the termination occurs (the “Bonus”). The amounts set forth in (i) and (ii) are conditioned on the Consultant’s execution of a general release of claims in a form to be provided by the Company releasing all of his claims against the Company (the “Release”), which Release must be effective and irrevocable within the sixty (60) day period following the effective date of termination of the Agreement. The Severance Pay will be paid pursuant to the Company’s regular payables schedule in substantially equal installments commencing on a date that occurs no later than ninety (90) days following the effective date of the termination of the Agreement and ending on the day that is the last day of the two and a half (2 1/2) year period following the commencement of the payments, provided, however, that if the sixty (60) day period in which the Consultant must execute the Release begins in one taxable year of the Consultant and ends in another, the payments will commence in the later taxable year. The Bonus will be paid in a lump sum amount on the date that it would have been paid had the Company not terminated the Agreement, but in no event later than the seventh-fifth (75th) day following the last day of the fiscal year in which the Agreement was terminated.

(d) For purposes of this Agreement, “Change of Control” means an event or occurrence set forth in any one or more of the following in any one transaction or series of transactions occurring within a 12-month period:

(i) the acquisition by an individual, entity or group of beneficial ownership of any capital stock of the Company if, after such acquisition, such individual, entity or group beneficially owns more than 50% of the combined voting power of the then-outstanding securities of the Company (the “Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately before such sale or disposition (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities of the resulting or acquiring corporation in such Business Combination (which shall include, without ]imitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries).

In no event shall any of the forgoing events or occurrences constitute a Change of Control under this Agreement if it results from the acquisition by any one person, or more than one person acting as a group, already owning more than 50% of the total fair market value or total voting power of the Company’s stock, of additional stock of the Company. In all cases, the determination of whether a Change of Control has occurred shall be interpreted in a manner consistent with the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended.

3. The parties hereby agree that the Agreement will continue to be in full force and effect as modified by the terms of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

ANDREI GUDKOV	CLEVELAND BIOLABS, INC.

/s/ Andrei Gudkov	By:	/s/ Jack Marhofer
Jack Marhofer
Chief Financial Officer